Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (the “Agreement”) is made and entered into by and between David J. Lockhart, residing at 155 South Nardo Avenue, Solana Beach, CA 92075 (“Employee”), and Amicus Therapeutics, Inc., on its own behalf and, as applicable, on behalf of its present and former directors, officers, partners, employees, representatives, agents, contractors, attorneys, parent companies, subsidiaries, affiliates, successors, heirs, predecessors, and assigns (“Amicus,” “Company,” or “Employer”), (collectively the “Parties”).

RECITALS

A.            Through December 31, 2013 (the “Separation Date”), Employer actively employed Employee, most recently serving as Chief Scientific Officer.

B.            On November 15, 2013, Employer provided Employee with formal notice of the termination of his employment effective as of the Separation Date.

C.            This Agreement is the product of mutual negotiation and compromise between the Parties, and resolves all matters between Employer and Employee on the terms and conditions set forth below.

D.            This Agreement supersedes all prior agreements, understandings, or promises between Employer and Employee, whether written or oral, except to the extent that any prior agreements, including any enforceable portions of the Confidentiality, Disclosure and Non-Competition Agreement dated January 2, 2006  (the “CDA”) (attached hereto as Rider A), are referenced to and incorporated herein.

E.            This Agreement shall become effective eight (8) days after Employee delivers an executed copy of this Agreement to Employer (the “Effective Date”), provided that Employee has not revoked his acceptance pursuant to Paragraph 22 of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, covenants, and conditions contained herein, the Parties hereby agree as follows:

1.             Denial of Liability.  It is understood and agreed that the execution of this Agreement by the Parties does not in any way constitute an admission or concession of wrongdoing on the part of Employer or its present or former directors, officers, partners, employees, representatives, agents, contractors, attorneys, parent companies, subsidiaries, affiliates, successors, heirs, predecessors, and assigns.

2.             Consideration.  In consideration for the execution of this Agreement by Employee and in compliance with the promises made herein, Employer and Employee shall provide each other with the following:

BY THE EMPLOYER

3.             Salary Continuation.         In consideration for Employee’s execution of this Agreement and in compliance with the promises made herein, Employee (or Employee’s heirs) shall receive for the period commencing on January 1, 2014 and continuing through December 31, 2014 (the “Salary

Continuation Period”), salary continuation in an amount equal to twelve (12) months’ salary at Employee’s base salary rate immediately prior to the Separation Date (the “Salary Continuation Payments”), less all applicable withholdings.  The Salary Continuation Payments will be made on the first regularly scheduled payday no earlier than eight (8) days and no later than thirty (30) days after Employee delivers an executed copy of this Agreement to Employer, provided that Employee has not revoked Employee’s acceptance of this Agreement by invoking the procedure identified in Paragraph 22.  The first payment shall be retroactive to the Separation Date and the subsequent payments shall then continue through the Salary Continuation Period end date, in accordance with the Company’s normal payroll practices.

4.             Health Benefits.  In further consideration of the release by Employee in Paragraph 10 hereof and in full satisfaction of Employee’s claims for any other compensation or payments of any kind, Employee will be provided an opportunity to continue health care coverage for himself and qualifying dependents under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act (COBRA), provided, however, that the Company will pay a portion of the applicable premium for Employee’s group health continuation coverage under COBRA for the Salary Continuation Period, which portion will equal the portion of the cost of Employee’s group health coverage paid by the Employer immediately prior to the Separation Date.  Such payments will occur promptly following Employee’s submission to the Company of appropriate documentation confirming Employee’s election of health care coverage under COBRA.  Notwithstanding anything else set forth herein to the contrary, in the event Employee becomes eligible to receive comparable and suitable replacement health care coverage from a subsequent employer prior to the Salary Continuation Period end date, the Company will have no further obligations under this paragraph.

5.             Stock Options.  In further consideration of the release by Employee in Paragraph 10 hereof and in full satisfaction of Employee’s claims for any other compensation or payments of any kind, Employee will receive an additional six (6) months of vesting in his outstanding stock options as of the Separation Date (the “Accelerated Stock Options”).  Employee’s total outstanding vested stock options as of the Separation Date, including the Accelerated Stock Options, are set forth on Schedule A along with their applicable expiration date.  Notwithstanding the foregoing, this paragraph will not (1) cause any stock option to remain outstanding beyond the end of its original term, or (2) prevent the Company from causing the earlier termination, assumption, substitution, or cashout of any stock option in accordance with the terms of such award, or of the plan under which such award was granted, solely with respect to the treatment thereof in a change in control of the Company or similar corporate event or transaction.  For avoidance of doubt, to the extent not listed on Schedule A, each of Employee’s options to acquire stock of the Company will then automatically terminate.  Employer also agrees to modify the post-termination exercise period set forth in Section 5 of the Amicus Therapeutics, Inc. Incentive Stock Option Agreement such that Employee’s right to exercise his outstanding vested stock options listed on Schedule A shall expire on June 30, 2015 (as opposed to 90 days following the Separation Date or Employee’s death).  This paragraph constitutes an amendment to the terms of each stock option identified on the attached Schedule A.

6.             Bonus.  In further consideration of the release by Employee in Paragraph 10 hereof and in full satisfaction of Employee’s claims for any other compensation or payments of any kind, Employee (or Employee’s heirs) shall receive a payment of a bonus equal to the bonus earned in the Employee’s preceding year of employment by Employer pro-rated for the number of months actually worked in the year of termination (the “Bonus Payment”), less all applicable taxes and withholdings.  The Bonus Payment will be paid to Employee (or Employee’s heirs) on the same date as bonuses are paid to others for 2013.

7.             Other Benefits.  All other benefits payable to Employee shall cease as of the Separation Date.  Employee shall neither accrue nor be eligible to receive any other benefits following the Separation Date.  Employee acknowledges and agrees that all compensation and benefits payable to Employee through the Separation Date have been paid to Employee and no other compensation is due or owed to Employee.

8.             Consideration.  Employee agrees that the consideration identified above is in excess of what Employee would have been eligible to receive had Employee not executed this Agreement.

9.             General Release of Claims.  Employer, together with its officers, directors, employees, agents, and representatives, hereby releases Employee, his heirs, assigns, and agents, from any and all claims, demands, causes of action, obligations, damages, and liabilities, whether or not now known, suspected, or claimed, that Employer may possess against Employee arising from his employment up to, until, and including the Separation Date.  Without limiting the generality of this release, Employer agrees to waive any and all claims against Employee arising from his relationship with Company, and covenants not to sue Employee for any claims arising out of or connected with Employee’s relationship with Company.  The Parties agree that the release set forth in this paragraph shall be and remain in effect in all respects as a complete and general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.  Employer does not release any claims against Employee arising from Employee’s activities outside the scope of his employment with the Company.  The Company is not currently aware of any claims against Employee arising from activities outside the scope of his employment with the Company.

Employer further understands that it may later discover claims or facts that may be different than, or in addition to, those which it now knows or believes to exist with regard to the subject matter of this Agreement, and which, if known at the time of signing this release, may have materially affected this Agreement or Employer’s decision to enter into it.  Nevertheless, Employer hereby waives any right or claim that might arise as a result of such different or additional claims or facts.  Employer has been made aware of and understands the provisions of California Civil Code § 1542 and hereby expressly waives any and all rights, benefits, and protections of the statute, which provides, “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BY THE EMPLOYEE

10.          General Release of Claims.  It is understood and agreed by and between the Parties that in return for the consideration set forth in Paragraphs 3, 4, 5, and 6 above and the other promises contained herein, Employee does, knowingly and voluntarily, completely and forever release and discharge Employer, its present and former directors, officers, partners, employees, representatives, agents, contractors, attorneys, parent companies, subsidiaries, affiliates, successors, heirs, predecessors, and assigns from any and all causes of action, claims, judgments, obligations, damages (compensatory and punitive), claims to attorneys’ fees, and rights to pre- or post-judgment interest, or liabilities of whatever kind and character relating to Employee’s employment or the end of Employee’s employment with Employer.  This Release includes any claims that Employee or anyone acting on Employee’s behalf may have arising under the California Fair Employment and Housing Act, Cal. Govt. Code §§ 12601, et seq., New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et seq., New Jersey’s Law Against Discrimination, N.J.S.A. 10:5-1 et seq., violation of public policy, infliction of emotional distress, the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991 as amended, the Americans with Disabilities Act as amended, 42 U.S.C. § 1201 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 626 et seq., 42 U.S.C. § 1981, 42 U.S.C. § 1983, the Uniformed Services Employment and Reemployment Rights Act, 38 U.S.C. § 4301 et seq., or any other federal, state, or local human rights, civil rights, wage and hour, pension, employment or labor law, rule and/or regulation, public policy, contract or tort law, or any claim of retaliation under such laws and any claim arising under the common law, including, but not limited to, causes of action for wrongful discharge, breach of contract, fraud, defamation, interference with contract or prospective economic advantage, and infliction of emotional distress, violation of any other national, state, or local statute, law, or ordinance, claims for loss of income, compensatory damages, emotional distress, liquidated damages, punitive damages, attorneys’ fees and costs, and any other action whether cognizable in law or in equity based on any conduct up to and including the Effective Date of this Agreement.  Employee further agrees that Employee has not filed or made any allegations relating to Employer in any other matter in any court, agency, or tribunal.  Nothing in this Release shall be construed as prohibiting Employee from filing any charge or complaint with the EEOC or participating in any investigation or proceeding conducted by the EEOC, nor shall any provision of this Agreement adversely affect Employee’s right to engage in such conduct.  Notwithstanding the foregoing, pursuant to this paragraph, Employee waives the right to obtain or recover any monies or compensation as a result of filing any such charge or complaint.

Employee further understands that he may later discover claims or facts that may be different than, or in addition to, those which he now knows or believes to exist with regard to the subject matter of this Agreement, and which, if known at the time of signing this release, may have materially affected this Agreement or Employee’s decision to enter into it.  Nevertheless, Employee hereby waives any right or claim that might arise as a result of such different or additional claims or facts.  Employee has been made aware of and understands the provisions of California Civil Code § 1542 and hereby expressly waives any and all rights, benefits, and protections of the statute, which provides, “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

11.          Confidential Information/Developments.  During Employee’s employment with Employer, Employee acquired proprietary and confidential information of the Employer (“Confidential Information”).  As such, Paragraphs 2 through 11 of the CDA are incorporated herein by reference.

12.          Return of Property.  Prior to being eligible to receive the consideration provided for by this Agreement, Employee shall fully comply with his obligations pursuant to Paragraph 8 of the CDA.

13.          Non-Disparagement.  Employee agrees not to disparage, slander, defame, or otherwise injure the reputation of Employer or the reputation of its officers, directors, employees, or representatives.  Executive officers of the Company agree not to disparage, slander, defame, or otherwise injure the reputation of Employee. Employer agrees that if it receives inquiries from any prospective employer on Employee’s behalf that it will confirm only Employee’s dates of employment and last position held, if requested to do so.

MISCELLANEOUS

14.          Non-Disclosure/Confidentiality.  Except as noted elsewhere in this Paragraph 14, Employee shall keep the terms and conditions of this Agreement completely and strictly confidential, unless the disclosure is mandated by a court order or an action to enforce this Agreement.  Absent Employer’s written consent, Employee may only disclose the terms and conditions of this Agreement to his attorneys and to Employee’s immediate family, financial or tax consultants, and taxing authorities.  If Employee should receive a subpoena, court order, or inquiry relating to this Agreement, Employee shall immediately notify Employer, in writing.  Employee’s obligations of confidentiality only under this Paragraph 14 shall terminate if Employer publicly discloses the terms and conditions of this Agreement.

15.          Applicable Law.  The validity, construction, and performance of this Agreement shall be governed by the substantive law of the State of New Jersey. Any disputes relating to this Agreement shall be brought in State Court or the United States District Court in New Jersey.

16.          Construction.  The Parties have had an ample opportunity to review and have, in fact, reviewed this Agreement.  Accordingly, the normal rules of construction, to the effect that any ambiguities are to be resolved against the drafting party, shall not be employed in the interpretation of this Agreement.  The captions and headings at the beginning of each paragraph are for convenience and reference only and shall not limit, define, or affect the construction and interpretation of this Agreement.

17.          Complete Understanding; Conflicts; Modification.  This Agreement, and any other agreement to the extent it is incorporated herein by reference, shall constitute the full and complete understanding and agreement of the Parties and supersedes all other prior understandings and agreements.  Any waiver, modification, or amendment of any provision of this Agreement shall be effective only if in writing and signed by the Parties.

18.          Successors.  The Parties agree that this Agreement shall be binding upon and inure to the benefit of the Parties, the successors and assigns of Employer, and Employee’s heirs, executors, administrators, or assigns.

19.          Severability.        If any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, that provision will immediately become null and void, leaving the remainder of the Release in full force and effect.

20.          Violation of this Agreement.  In the event that it is proven through an adjudicatory proceeding that Employee has violated any material term of this Agreement and caused Employer to suffer actual damage, Employer will be entitled to relief, including, but not limited to, the following remedies: (a) to immediately cease all payments made in accordance with this Agreement; (b) to demand the immediate return of all monies and benefits paid or given to Employee in accordance with this Agreement; (c) to seek damages that Employer suffered as a result of the Employee’s breach; (d) injunctive relief; (e) to seek recovery of its attorneys’ fees and costs incurred in pursuing such an action; and (f) any other legal and equitable remedies against Employee.

21.          Attorneys’ Fees.  In any action to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover his or its reasonable attorneys’ fees and costs.

22.          Review Period; Right of Rescission.  Employee acknowledges that he was given at least twenty-one (21) days to review this Agreement from the time it was presented to him on November 19, 2013, and that Employee has reviewed it with an attorney.  Employee shall not return this Agreement signed by him prior to the Separation Date.  Employee also acknowledges that he has seven (7) days after he signs and delivers this Agreement to revoke it by notifying Employer, in writing.  This Agreement is not effective or enforceable until the seven-day revocation period has expired.  All notices under this Agreement shall be made, in writing, to Joan Winterbottom, SVP, Human Resources, Amicus Therapeutics, 1 Cedar Brook Drive, Cranbury, NJ 08512, or to Employee at his last known residential address.

BY SIGNING THIS AGREEMENT, EMPLOYEE ACKNOWLEDGES AS FOLLOWS:

1)             Employee has read this Agreement completely.

2)             Employee has had the opportunity to consider the terms of this Agreement.

3)             Employee has been advised to consult with an attorney prior to executing this Agreement.

4)             Employee has had an opportunity to consult an attorney to explain this Agreement and its consequences to Employee before Employee signed it, and Employee has used this opportunity to whatever extent Employee desired.

5)             Employee understands and means everything that Employee said in this Agreement and Employee agrees to all of its terms.

6)             Employee is not relying on Employer or any representative of Employer to explain this Agreement to Employee.

Employee has signed this Agreement voluntarily and entirely of Employee’s own free will, without pressure from Employer or any representative of Employer.

[signature page follows]

IN WITNESS HEREOF, the parties hereto have signed this Agreement as of the date first written above.

Witness:

/s/ Carrolee Barlow	/s/ David J. Lockhart
David J. Lockhart
Carrolee Barlow	Dated:	1/3/2014
(Print Witness Name)

Agreed and accepted on behalf of Amicus Therapeutics, Inc.:

By:	/s/ John F. Crowley

Name:	John F. Crowley

Dated:	1/3/2014

Schedule A

Stock Options Expiration Schedule

Stock Options Expiring on June 30, 2015*

Grant Date	Exercise Price ($)	Options Outstanding (including Accelerated Stock Options)

2/28/2006	5.325	59,836 (ISO)
2/28/2006	5.325	73,498 (NQ)
4/25/2007	13.425	13,508 (ISO)
4/25/2007	13.425	86,492 (NQ)
2/5/2008	10.21	1,893 (ISO)
2/5/2008	10.21	43,107 (NQ)
6/10/2008	10.53	2,520 (ISO)
6/10/2008	10.53	17,480 (NQ)
2/3/2009	10.36	7,476 (ISO)
2/3/2009	10.36	46,524 (NQ)
11/16/2009	4.16	18,352 (ISO)
11/16/2009	4.16	61,648 (NQ)
6/15/2010	2.81	3,875 (ISO)
6/15/2010	2.81	26,125 (NQ)
1/19/2011	5.96	6,246 (ISO)
1/19/2011	5.96	36,443 (NQ)
6/16/2011	6.06	2,476 (ISO)
6/16/2011	6.06	61,254 (NQ)
2/15/2012	6.45	46,656 (NQ)
6/4/2012	4.38	39,992 (NQ)
1/28/2013	3.53	1 (ISO)
1/28/2013	3.53	35,414 (NQ)
6/18/2013	2.52	25,000 (NQ)
	Total Options Expiring ISO	116,183
	Total Options Expiring NQ	599,633
	Total Options Expiring	715,816

*All other stock options are terminated as of the Separation Date

Rider A

Confidentiality, Disclosure and Non-Competition Agreement

AMICUS THERAPEUTICS, INC.

CONFIDENTIALITY, DISCLOSURE AND NON-COMPETITION AGREEMENT

WITH

DAVID LOCKHART

This Agreement is made as of January 2, 2006 in consideration of the grant to you of certain options to purchase shares of common stock (the “Options”) of Amicus Therapeutics, Inc. (the “Company”) and other benefits you will receive as an employee of the Company.  Accordingly, you agree to the following terms and conditions:

1.              You acknowledge that the protections provided by this Agreement arc necessary to safeguard the Company’s Confidential Information (as defined in paragraph 5) and other business interests and that the Company is willing to grant you the Options on the condition that you execute this Agreement.

Confidential Information

2.              You acknowledge that as an integral part of the Company’s business, the Company has developed, and will develop, at a considerable investment of time and expense, marketing and business plans and strategies, procedures, methods of operation and marketing, financial data, lists of actual and potential customers and suppliers, and independent sales representatives and related data, technical procedures, engineering and product specifications plans for development and expansion, and other confidential and sensitive information, and you acknowledge that the Company has a legitimate business interest in protecting the confidentiality of such information. You acknowledge that you will be entrusted with such information as well as confidential information belonging to customers, suppliers, and other third parties. You, therefore, acknowledge a continuing responsibility to protect such information and agree to the provisions contained herein.

3.              “Trade Secrets” shall mean information belonging to the Company or licensed by it including, without limitation, formulae, patterns, compilations programs, devices methods, techniques, or processes (including such information that has commercial value to the Company from a negative viewpoint, such as the results of research which proves that certain processes used to attempt to develop new technology will be unsuccessful), which is not commonly known by or available to the public, and which information: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from their disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

4.              “Propriety Information’ shall mean any information, other than Trade Secrets, without regard to form, belonging to the Company or licensed by it including, without limitation, formulae, patterns, compilations, programs, devices, methods, techniques, or processes, which is not commonly known by or available to the public and which information is material to the Company and not generally known by the public, and all notes, analyses, compilations, studies, interpretations or other documents prepared by you which contain, reflect or are based upon, in whole or in party, the information furnished to you by the Company pursuant hereto; provided, however that “Proprietary Information” shall not include any information which you can show (i) becomes patented published or otherwise part of the public domain through no act or fault of your own, (ii) is received in good faith from any third party who has the right to disclose such information and who has not received such information, either directly or indirectly, from the Company, or (iii) any information which you can show was in your legitimate possession prior to the time of entering this Agreement.

5.              “Confidential Information” shall mean, collectively, both Proprietary Information and Trade Secrets.

6.              You will treat as confidential and will not, without the prior written approval of the Company, use (other than in the performance of duties of employment with the Company), publish, disclose, patent, copyright, or authorize anyone else to use, publish, disclose, patent, or copyright: (i) Trade Secrets either during the term of your employment or subsequent thereto for so long as such information remains secret; or (ii) any Proprietary Information either during the term of your employment or for three (3) years after your employment with the Company terminates, whether such termination is voluntary or involuntary, with or without cause.

7.              The Company recognizes that you, as a former employee: or independent contractor of another company, may previously have been privy to trade secrets and/or confidential information of such other company, and you may be under an obligation to such other company to maintain the confidentiality of such trade secrets or confidential information. Accordingly, to the extent you are under such an obligation, you shall not: (a) bring any records, notes, files, drawings, documents, plans and like items, provided to you in confidence by such other company, or any copies thereof, relating to or containing or disclosing confidential information or trade secrets of any such other company on the premises of the Company or otherwise use such documents and items in the performance of services for the Company or (b) disclose any confidential information or trade secrets provided to you in confidence by such other company to any other employee of the Company; provided however, that this prohibition only applies to documents or information that you obtained or learned before the beginning of your employment with the Company.

8.              You acknowledge that all Confidential Information and any records, files, memoranda, computer programs reports claims reports or records, customer lists, contracts, marketing plans, programs or forecasts and other written or printed documents or materials or other data stored on computer disks or other similar data storage methods (“Documents”) received, created or used by you during the course of your .relationship with the Company are and will remain the sole property of the Company. You agree to return all such Documents (including all copies) to the Company promptly upon the termination of your relationship and agree that, during or after your relationship, you will not under any circumstances, without the specific authorization in writing of an officer of the Company, disclose those Documents or any information contained in such Documents to anyone outside the Company’s organization or use those Documents for any purpose other than the advancement of the Company’s interests.

Developments

9.              You agree to make full and prompt disclosure to the Company of all inventions improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by you or under your direction or jointly with others during and in connection with your employment with the Company whether or not during normal working hours or on the premises of the Company, including those which may have been created, made, conceived or reduced to practice prior to the date hereof in connection with your employment with the Company (all of which are collectively referred to in this Agreement as “Developments’).

10.       You agree to assign and hereby do assign to the Company (or any person or entity designated by the Company) all of your right, title and interest in and to all Developments related to the Technological Field (The term “Technological Field” shall mean pharmacological chaperone technology for the treatment of lysosomal storage diseases and other genetic disorders.) and all related patents, patent applications, copyrights and copyright applications. However this paragraph 10 shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by you not during normal working hours, not on the Company s premises and not using the Company’s tools, devices equipment or Confidential Information. You also hereby waive all claims to moral rights in any Developments. For purposes of this Section 10, Field shall mean the research, development and/or commercialization of pharmacological or other small molecule approaches to lysosomal storage diseases and other genetic disorders.

11.       You agree to cooperate fully with the Company, both during and after your employment with the Company with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. You shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. You further agree that if the Company is unable after reasonable effort, to secure your signature on any such papers, an executive officer of the Company shall be entitled to execute any such papers as your agent and attorney-in-fact and you hereby irrevocably designate and appoint each executive officer of the Company as your agent and attorney-in-fact to execute any such papers on your behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

Non-Competition

12.       You acknowledge that the Company has a compelling business interest in preventing the use or disclosure of its Confidential Information in the event that, during or after the termination of your employment with the Company, you work for or become affiliated with a person engaged in a Competitive Business (as defined below).

13.       You also acknowledge that the Company is engaged in a highly competitive business and that by virtue of the nature of your employment with the Company, your engaging in or working for or with any Competitive Business will cause the Company great and irreparable harm.

14.       Accordingly, you agree that, during your employment with the Company and for a period of twelve (12) months after the date of termination of your employment with the Company for any reason, whether such termination is voluntary or involuntary, by wrongful discharge or otherwise, you will not, directly or indirectly work for or with or have any interest in any Competitive Business, whether as an individual on your own account, as a partner or joint venturer, as an employee, agent or salesperson for any person, as an officer or director of any corporation, or as a consultant or otherwise, or engage in preparations for any activity prohibited by this paragraph or any other paragraph in this Agreement without the prior specific written consent by an officer of the Company to do so provided, that the foregoing shall not prohibit ownership of the securities of a publicly-traded entity which constitute less than 5% of the outstanding voting securities of the entity. For purposes of this Agreement, “Competitive Business” shall mean any person or entity who engages in the business of researching, developing and/or commercializing pharmacological or other small molecule approaches to lysosomal storage diseases and other genetic disorders.

15.       Notwithstanding the provisions of paragraph 14 should you desire to engage in a Competitive Business within twelve (12) months of the termination of your employment with the Company, you agree to give the Company at least thirty (30) days advance notice, in writing, of your desire to engage in such competitive activity. In that event, the Company may agree to waive or modify its rights under paragraph 14 if: in its sole and unreviewable discretion, it determines there are other ways to adequately safeguard the Company’s Confidential Information and other business interests. The factors that the Company may consider in deciding whether to waive or modify its rights under paragraph 14 include, but are not limited to, the following:

a.              your position and responsibilities with the Company;

b.              the reason for your termination;

c.               the length of time of your relationship with the Company;

d.              the nature of your potentially competitive activities; and

e.               the people or organizations affiliated with your planned competition.

The Company hereby acknowledges that you are performing certain activities set forth on Exhibit A hereto, and that notwithstanding the provisions of paragraph 14 hereof, the activities described on Exhibit A shall not be deemed to be a breach of paragraph 14 of this Agreement. In addition, the Company’s Board of Directors may determine, in its sole discretion that you may pursue additional activities without breaching the provisions of paragraph 14 hereof, such determination to be reflected in an amendment to Exhibit A attached hereto.

16.       You also acknowledge that, by virtue of your relationship with the Company, you have gained or will gain knowledge of the identity, characteristics and preferences of its customers among other Confidential

Information, and that you would inevitably have to draw on such Confidential Information if you were to solicit or service the Company’s customers on behalf of a Competitive Business.

17.       Accordingly, you agree that for twelve (12) months following the termination for any reason whatsoever of your employment with the Company, you will not solicit the business of or perform any services for an actual or prospective customer of the Company as to whom you had access during the time you were employed by the Company. You also agree that, during this twelve month period, you will not encourage or assist any person or entity engaged in a Competitive Business to solicit or service any actual or prospective customer of the Company covered by this paragraph.

18.       You also agree that, for twelve (12) months following the termination for any reason of your employment with the Company, you will not hire or seek to hire whether on your own behalf or on behalf of some other person or entity any person who is at that time an employee of the Company or who had left the employ of the Company within three (3) months prior thereto. Nor will you, during this twelve (12) month period, directly or indirectly induce or encourage any employee of the Company to leave the Company’s employ.

Other Terms

19.       You acknowledge that the restrictions contained in this Agreement are fair, reasonable and necessary to protect the legitimate business interests of the Company and that the Company will suffer irreparable harm in the event of any actual or threatened breach by you of this Agreement. You therefore consent to the entry of a restraining order, preliminary injunction or other court order to enforce this Agreement and expressly waive any security that might otherwise be required in connection with such relief. You also agree that any request for such relief by the Company shall be in addition and without prejudice to any claim for monetary damages which the Company might elect to assert.

20.       If any provision of this Agreement is held to be unenforceable by a court, the remaining provisions shall be enforced to the maximum extent possible. If a court should determine that any provision of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

21.       You acknowledge that this Agreement does not give you any rights to employment by or to be retained as a consultant of the Company and, unless otherwise provided in another writing, executed by an officer of the Company and you, your relationship with the Company shall be at will by both the Company and you.

22.       This Agreement represents the entire agreement of the parties with respect to the subject matter covered and cannot be modified or amended except in a writing signed by both parties. The waiver by any party to this Agreement or a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach. This Agreement supersedes any Confidentiality and Non Competition Agreement entered into by the Company and you prior to the date of this Agreement.

23.       This Agreement shall be governed by and construed in accordance with the State of New Jersey. Any legal claim, suit, action or proceeding between the parties relating in any way to this Agreement may be brought in any federal district court in the State of New Jersey or such other state in which the Company then has its principal executive offices, and you hereby irrevocably consent to jurisdiction and venue in such courts and agree not to assert by way of motion, as a defense or otherwise, any claim that you are not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement may not be enforced in or by such courts.

Nothing contained herein shall be deemed to prohibit or limit the right of the Company to sue or take action in any tribunal, wherever located, having jurisdiction over you or any of your assets.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

AMICUS THERAPEUTICS, INC.

By:	/s/ John F. Crowley
John F. Crowley
President & CEO

EMPLOYEE

Print Name:	David J. Lockhart

Signature:	/s/ David J. Lockhart

Address:	510 Torrey Point Road
Del Mar, CA 92014